Exhibit 99.1

October 27, 2021
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Second Quarter Fiscal 2022 Results

Minneapolis, MN, October 27, 2021 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and six months ended September 26, 2021, its second quarter of fiscal 2022. Highlights include:

•Record quarterly sales of $183.3 million, a 24% year-over-year increase, with increases in all three segments.
•Record second quarter gross profit of $37.3 million, a 14% increase over the prior year, contributing to record second quarter operating income of $19.6 million, a 18% year-over-year increase.
•Record second quarter diluted earnings per share (EPS) of $0.67, which was $0.10, or 18%, higher than the same period last year.
•Record quarterly operating cash flow of $25.3 million, compared to $18.6 million a year ago, allowing continued repayment of debt, with its leverage ratio under 1.0x at quarter end.
•Record second quarter earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, of $26.6 million, a 14% increase over the prior year.
•Completed the acquisition of Southeast Water Systems in Alabama in September, as previously announced.
•Year-to-date operating income, net income and diluted EPS each increased 28% over the prior year.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are pleased with our continued strong operating results in fiscal 2022, with record quarterly sales of $183 million contributing to an 18% increase in operating income over the prior year. Significant revenue growth in both our Industrial and Water Treatment segments was driven by increased sales volumes of many of our products and increased selling prices due to rising raw material costs. As a result of rising raw material costs, in the quarter we recorded a LIFO charge of $3 million, and nearly $5 million in the first six months of fiscal 2022, negatively impacting our gross profit. Even with this significant negative impact of LIFO, we were still able to grow our gross profit by 20% in both our Water Treatment and Industrial segments."

Mr. Hawkins continued, "Demand for products in our Health and Nutrition group remained steady in the second quarter, due to continued consumer focus on health and immunity products. In addition, like many industries, we have experienced supply chain challenges in each of our business segments and expect those supply chain challenges to continue. However, thanks to the efforts of our outstanding employees, the relationships we have with our vendors and the investments we have made in storage and infrastructure, we have been able to overcome these challenges and continue to serve our customers."

Second Quarter Financial Highlights:

Sales were $183.3 million for the second quarter of fiscal 2022, an increase of 24%, from sales of $147.8 million for the same period a year ago. Industrial segment sales increased $22.0 million, or 36%, to $83.2 million for the current quarter, from $61.2 million for the same period a year ago. The increase in Industrial sales was driven by increased sales of both our bulk products as well as our manufactured, blended and repackaged products, in particular certain of our agricultural and food ingredient products. Water Treatment segment sales increased $12.6 million, or 25%, to $62.1 million for the current quarter, from $49.5 million for the same period a year ago. Water Treatment sales increased as a result of increased demand for many of our products, as well as $4.9 million in added sales from the acquisitions of ADC and C&L Aqua in fiscal 2021. Sales for our Health and Nutrition segment increased $0.9 million, or 2%, to $38.0 million for the current quarter, from $37.1 million for the same period a year ago. The increase in Health and Nutrition sales was driven by increased sales of our specialty distributed products largely as a result of continued increased demand for ingredients used in health and immunity products.

Gross profit increased $4.5 million, or 14%, to $37.3 million, or 20% of sales, for the current quarter, from $32.8 million, or 22% of sales, for the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $3.0 million, primarily due to rising raw material prices. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $0.2 million. Gross profit for the Industrial segment increased $2.2 million, or 20%, to $12.6 million, or 15% of sales, for the current quarter, from $10.4 million, or 17% of sales, for the same period a year ago. Total Industrial segment gross profit increased as a result of the increase in sales, partially offset by the negative $2.5 million year-over-year impact of the increase in the LIFO reserve. Gross profit for the Water Treatment segment increased $3.0 million or 21% to $17.5 million, or 28% of sales, for the current quarter, from $14.5 million, or 29% of sales, for the same period a year ago. Gross profit in our Water Treatment segment increased as a result of increased sales, including the added sales in the acquired businesses of ADC and C&L Aqua. Gross profit for our Health and Nutrition segment decreased $0.6 million, or 8%, to $7.2 million, or 19% of sales, for the current quarter, from $7.8 million, or 21% of sales, for the same period a year ago. The gross profit decline in our Health and Nutrition segment was a result of product mix changes as well as inventory adjustments of $1.0 million due to increased reserves for excess product on hand, in accordance with our reserve policies.

Company-wide selling, general and administrative expenses increased $1.5 million to $17.7 million, or 10% of sales, for the current quarter, compared to $16.2 million, or 11% of sales, for the same period a year ago. Expenses increased in part due to the added costs from the acquired businesses of ADC and C&L Aqua, including $0.3 million of expense for amortization of intangibles, as well as increased variable pay expense.

Our effective income tax rate was 27% for the current quarter, compared to 26% in the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended September 26, 2021 was $26.6 million, an increase of $3.2 million, or 14%, from EBITDA of $23.4 million for the same period a year ago. The increase was primarily due to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with 45 facilities in 23 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $597 million of revenue in fiscal 2021 and has approximately 750 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Six months ended
(In thousands)	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Net Income (GAAP)	$14,133	$12,190	$30,761	$23,978
Interest expense, net	329	339	678	719
Income tax expense	5,330	4,374	10,703	8,621
Amortization of intangibles	1,551	1,447	3,132	2,715
Depreciation expense	4,403	4,134	8,757	8,350
Non-cash compensation expense	862	686	1,661	1,386
Non-recurring acquisition expenses	9	265	11	265
Adjusted EBITDA	$26,617	$23,435	$55,703	$46,034

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Sales	$183,277	$147,801	$364,518	$290,973
Cost of sales	(145,990)	(115,004)	(288,257)	(227,200)
Gross profit	37,287	32,797	76,261	63,773
Selling, general and administrative expenses	(17,679)	(16,221)	(34,535)	(31,259)
Operating income	19,608	16,576	41,726	32,514
Interest expense, net	(329)	(339)	(678)	(719)
Other income	184	327	416	804
Income before income taxes	19,463	16,564	41,464	32,599
Income tax expense	(5,330)	(4,374)	(10,703)	(8,621)
Net income	$14,133	$12,190	$30,761	$23,978

Weighted average number of shares outstanding - basic	20,986,542	21,055,782	21,010,422	21,053,022
Weighted average number of shares outstanding - diluted	21,140,087	21,245,762	21,168,809	21,268,562
Basic earnings per share	$0.67	$0.58	$1.46	$1.14
Diluted earnings per share	$0.67	$0.57	$1.45	$1.13
Cash dividends declared per common share	$0.13000	$0.11625	$0.25250	$0.23250

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	September 26, 2021	March 28, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,802	$2,998
Trade accounts receivables, net	90,057	90,603
Inventories	70,338	63,864
Income taxes receivable	—	175
Prepaid expenses and other current assets	2,478	5,367
Total current assets	169,675	163,007
PROPERTY, PLANT, AND EQUIPMENT:	307,021	300,404
Less accumulated depreciation	163,910	155,792
Net property, plant, and equipment	143,111	144,612
OTHER ASSETS:
Right-of-use assets	11,045	11,630
Goodwill	72,417	70,720
Intangible assets, net of accumulated amortization	73,666	76,368
Other	7,890	6,213
Total other assets	165,018	164,931
Total assets	$477,804	$472,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$43,004	$37,313
Accrued payroll and employee benefits	12,417	18,048
Income tax payable	877	—
Current portion of long-term debt	9,907	9,907
Short-term lease liability	1,625	1,587
Container deposits	1,528	1,452
Other current liabilities	2,191	2,155
Total current liabilities	71,549	70,462
LONG-TERM DEBT, LESS CURRENT PORTION	73,891	88,845
LONG-TERM LEASE LIABILITY	9,553	10,231
PENSION WITHDRAWAL LIABILITY	4,455	4,631
DEFERRED INCOME TAXES	24,445	24,445
DEFERRED COMPENSATION LIABILITY	8,289	7,322
OTHER LONG-TERM LIABILITIES	1,309	1,368
Total liabilities	193,491	207,304
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,888,923 and 20,969,746 shares issued and outstanding as of September 26, 2021 and March 28, 2021, respectively	209	210
Additional paid-in capital	44,801	51,138
Retained earnings	239,303	213,898
Total shareholders’ equity	284,313	265,246
Total liabilities and shareholders’ equity	$477,804	$472,550

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended
	September 26, 2021	September 27, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,761	$23,978
Reconciliation to cash flows:
Depreciation and amortization	11,889	11,065
Operating leases	948	963
Gain on deferred compensation assets	(416)	(804)
Stock compensation expense	1,661	1,386
Other	54	135
Changes in operating accounts providing (using) cash:
Trade receivables	596	(5,811)
Inventories	(6,458)	(8,004)
Accounts payable	5,116	(1,421)
Accrued liabilities	(5,392)	(2,320)
Lease liabilities	(991)	(963)
Income taxes	1,053	792
Other	1,261	1,142
Net cash provided by operating activities	40,082	20,138
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(6,904)	(8,120)
Acquisitions	(1,200)	(25,000)
Other	181	105
Net cash used in investing activities	(7,923)	(33,015)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(5,356)	(4,959)
New shares issued	889	773
Shares surrendered for payroll taxes	(1,467)	(54)
Shares repurchased	(7,421)	—
Net (payments on) proceeds from revolving loan	(15,000)	16,000
Net cash (used in) provided by financing activities	(28,355)	11,760
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,804	(1,117)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,998	4,277
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,802	$3,160

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$9,650	$7,845
Cash paid for interest	$563	$610
Noncash investing activities - capital expenditures in accounts payable	$1,076	$191

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended September 26, 2021:
Sales	$83,168	$62,111	$37,998	$183,277
Gross profit	12,564	17,518	7,205	37,287
Selling, general, and administrative expenses	6,456	7,405	3,818	17,679
Operating income	6,108	10,113	3,387	19,608
Three months ended September 27, 2020:
Sales	$61,171	$49,540	$37,090	$147,801
Gross profit	10,436	14,522	7,839	32,797
Selling, general, and administrative expenses	6,429	5,573	4,219	16,221
Operating income	4,007	8,949	3,620	16,576
Six months ended September 26, 2021:
Sales	$169,018	$118,349	$77,151	$364,518
Gross profit	26,818	33,752	15,691	76,261
Selling, general and administrative expenses	12,697	14,467	7,371	34,535
Operating income	14,121	19,285	8,320	41,726
Six months ended September 27, 2020:
Sales	$132,673	$89,254	$69,046	$290,973
Gross profit	22,893	25,861	15,019	63,773
Selling, general and administrative expenses	12,496	10,866	7,897	31,259
Operating income	10,397	14,995	7,122	32,514

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2021, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com